AGR Announces $520,012 Debt Conversion

Austin, TX – October 6, 2010 – AGR Tools, Inc. (OTCBB: AGRT) is pleased to announce that it has entered into agreements with four of its creditors pursuant to which those creditors will convert an aggregate of $520,012 worth of debt into shares of AGR’s common stock at a price of $0.10 per share.  This debt conversion is in addition to the $500,000 private offering announced by the company on September 21, 2010, the proceeds of which it intends to use for the purchase of inventory and working capital purposes.

“We are pleased that some of our creditors have agreed to convert their debt into our common stock at a premium to the current market value of our shares”, commented Rock Rutherford, the President and CEO of AGR.  “The creditors converting their debt are also shareholders, and this demonstrates their commitment to our company and will allow us to substantially reduce the current liabilities on our balance sheet.  As a result of the debt settlement, we are well-positioned to complete the private offering we are currently working on and to continue to grow our business.”

The shares to be issued in connection with the debt conversion and private offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  These shares will be issued only to accredited investors under Rule 506 of Regulation D and non-U.S. persons under Rule 903 of Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the shares nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About AGR Tools, Inc.

AGR Tools, Inc. is a public company with its common stock quoted on the OTC Bulletin Board under the symbol AGRT, and the Berlin and Stuttgart Stock Exchanges under the symbol LVSA.  Its wholly owned subsidiary, AGR Stone & Tools USA, Inc. (“AGR USA”), is a contract manufacturer and distributor of tooling and accessories to the construction, building maintenance and demolition industries in the United States and Canada.  AGR USA supplies more than 700 products through its stocking dealership network and website, including diamond based tools and adhesives, and it specializes in producing consumable tooling for the natural stone, engineered stone, concrete and masonry industries. Its goal is to provide its clients with superior quality products, excellent customer service and the most competitive prices in the diamond tooling industry.  AGR USA has conducted extensive research and testing of its products, and uses the latest technologies to assure it is at the forefront of the diamond tooling industry.

More information on AGR and AGR USA can be found at: www.agrtools.com

Forward-Looking Statements:

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements.  Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties.  See AGR Tools, Inc.'s filings with the United States Securities and Exchange Commission which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

More Information:

Wingrave Corporate Services
Toll Free: (877) 777-4070
ir@agrtools.com